UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Date of Report (Date of Earliest Event Reported): October 1, 2009
of
ARRIS GROUP, INC.
A Delaware Corporation
IRS Employer Identification No. 58-2588724
Commission File Number 000-31254
3871 Lakefield Drive
Suwanee, Georgia 30024
(678) 423-2000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On October 1, 2009, ARRIS Group, Inc. (“ARRIS”) completed its previously announced acquisition of the assets of Digeo, Inc. (“Digeo”). Pursuant to the Asset Purchase Agreement (the “Asset Purchase Agreement”) with Digeo and Vulcan Ventures, Inc. (“Vulcan”), the majority stockholder of Digeo, and the Patent Purchase Agreement with Vulcan (together with the Asset Purchase Agreement, the “Purchase Agreements”), both dated September 22, 2009, ARRIS acquired substantially all of the assets of Digeo, including its intellectual property portfolio, for approximately $20 million in cash and assumed certain liabilities of Diego. Payment of $4 million of the aggregate purchase price is being deferred until the first anniversary of the closing of the transactions.
     The foregoing summary of the Purchase Agreements is not complete and is qualified in its entirety by reference to the copies of the Asset Purchase Agreement and Patent Purchase Agreement, which are filed hereto as Exhibit 2.1 and Exhibit 2.2, respectively, and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (a) Financial Statements of Businesses Acquired.
     The financial statements of Digeo required to be filed as part of this Current Report will be filed by ARRIS by amendment to this Current Report as soon as practicable, but not later than December 17, 2009.
     (b) Pro Forma Financial Information.
     The pro forma financial information required to be filed as part of this Current Report will be filed by ARRIS by amendment to this Current Report as soon as practicable, but not later than December 17, 2009.
     (d) Exhibits.

Exhibit 2.1	Asset Purchase Agreement among ARRIS Group, Inc., Digeo, Inc. and Vulcan Ventures, Inc., dated September 22, 2009

Exhibit 2.2	Patent Purchase Agreement between ARRIS Group, Inc. and Vulcan Ventures, Inc., dated September 22, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARRIS Group, Inc.
By:	/s/ David B. Potts
David B. Potts
Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Chief Information Officer

Dated: October 2, 2009

EXHIBIT INDEX

Exhibit
No.	Description
2.1	Asset Purchase Agreement among ARRIS Group, Inc., Digeo, Inc. and Vulcan Ventures, Inc., dated September 22, 2009*

2.2	Patent Purchase Agreement between ARRIS Group, Inc. and Vulcan Ventures, Inc., dated September 22, 2009*

*	Pursuant to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to such agreement have been omitted. ARRIS agrees to supplementally furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.